UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 5, 2018 (August 31, 2018)

ARCBEST CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	0-19969	71-0673405
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

8401 McClure Drive

Fort Smith, Arkansas 72916

(479) 785-6000

(Address, including zip code, and telephone number, including area code, of the registrant’s principal executive offices)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01  ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

The International Brotherhood of Teamsters (the “IBT”), and certain local unions affiliated with the IBT (the “Unions”), ratified the supplemental agreements for 2018-2023 previously disclosed in the Report on Form 8-K filed July 11, 2018 by ArcBest Corporation (the “Company”). As a result, ABF Freight System, Inc. (“ABF Freight”), the largest subsidiary of the Company, New England Teamsters and Trucking Industry Pension Fund (the “Fund”), and the Unions have entered into a Withdrawal Agreement and a Reentry Agreement (collectively, the “Agreements”).

Pursuant to the terms of the Agreements, ABF Freight has retroactively withdrawn as a participating employer in the Fund and reached a settlement of withdrawal liability with the Fund.  ABF Freight simultaneously re-entered the Fund as a new participating employer free from any pre-existing withdrawal liability.

Pursuant to the Withdrawal Agreement, the withdrawal liability was settled through an initial lump sum cash payment of $15 million  which was paid August 31, 2018, plus monthly payments to the Fund over a period of 23 years. In accordance with current tax law, these payments will be deductible when paid, reducing, to the extent deductible, the actual after tax cost to ABF Freight of the settlement. The Agreements (1) reduce the total withdrawal liability of ABF Freight, (2) strengthen the Fund’s financial position, (3) provide additional security to the ABF Freight employees who rely on the Fund for retirement benefits, and (4) reduce the future contributions required by ABF Freight to the Fund without a corresponding decrease in benefits payable to participating ABF Freight employees. These Agreements have no impact or bearing on any of the other multiemployer pension plans to which ABF Freight contributes.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ArcBest Corporation

Date: September 5, 2018	By:	/s/ Michael R. Johns
	Name:	Michael R. Johns
	Title:	Vice President – General Counsel and Corporate Secretary